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[LETTERHEAD]


FOR IMMEDIATE RELEASE

                  FOREST OIL ANNOUNCES SHAREHOLDER APPROVAL
                           OF ANSCHUTZ TRANSACTION

DENVER, COLORADO - JUNE 25, 1998 - Forest Oil Corporation (NYSE:FST) announced that at today's annual meeting of shareholders its shareholders approved the proposed transaction between the company and The Anschutz Corporation to acquire certain oil and gas properties from Anschutz in exchange for 5.95 million shares of Forest Oil Corporation common stock. Approximately 97% of eligible shareholders voted in favor of the proposed transaction.

The company also announced the election of two directors at the annual meeting of shareholders. Directors elected to serve terms expiring at the company's annual meeting in 2002 are Cortlandt S. Dietler and Craig D. Slater.

Forest Oil Corporation is engaged in the acquisition, exploration, development, production and marketing of natural gas and crude oil in North America. Forest's principal reserves and producing properties are located in the United States in the Gulf of Mexico, Louisiana, Texas, Oklahoma and Wyoming and in Canada in Alberta and the Northwest Territories. Forest's common stock trades on the New York Stock Exchange under the symbol FST.

June 25, 1998